Exhibit 99.1

                       PRESS RELEASE DATED APRIL 29, 2005


                                           For Immediate Release

                                    Media Contact:        Investor Contact:
                                    Eric Boomhower        John Winn
                                    (803) 217-7701        (803) 217-9240
                                    eboomhower@scana.com  jwinn@scana.com


             SCANA Reports Financial Results for First Quarter 2005

Columbia, SC, April 29, 2005...SCANA Corporation (NYSE: SCG) today reported consolidated earnings for the three months ended March 31, 2005 of $101 million, or 89 cents per share, compared to $101 million, or 91 cents per share, for the same period in 2004. SCANA's reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP).

"From an operations perspective, higher margins on sales of electricity and natural gas in the first quarter of 2005 were offset by increases in operating and maintenance expenses, depreciation and interest expense," said Kevin Marsh, senior vice president and chief financial officer. "The higher expenses included costs associated with the 875 megawatt Jasper Electric Generating Station, which went into commercial operation in May of last year. Earnings per share was reduced 2 cents per share as a result of dilution from the issuance of common stock through the Company's stock plans. Proceeds from those sales are being applied to debt reduction."

The electric sales margin in the first quarter increased 5 cents per share compared to the same quarter last year, reflecting the 2.89 percent retail electric rate increase that was effective on January 6, 2005, and customer growth. However, milder weather, which contributed to a decline in sales of electricity compared to the first quarter of last year, reduced comparative quarterly earnings by 3 cents per share and was also a factor in a decrease in off-system sales of electricity that reduced earnings by 1 cent per share.

The weather across the Company's electric service area during the quarter, as measured by heating degree days, was 12 percent milder than in the same quarter of 2004. That contributed to a 1.2 percent decrease in retail kilowatt-hour sales of electricity. Residential sales were down 2.0 percent, commercial sales were flat and industrial sales were down 1.4 percent. Wholesale, or off-system, sales were down 8.5 percent, also due in part to milder weather.

The natural gas sales margin in the first quarter was up 6 cents per share compared to the first quarter of 2004. "While margins in our regulated natural gas businesses in South Carolina and North Carolina were up slightly due mainly to customer growth, most of that total margin increase reflected more favorable market conditions and customer growth in our natural gas marketing business in Georgia," said Marsh.

Dekatherm sales of natural gas to ultimate (retail) consumers in the first quarter of 2004 were relatively unchanged compared to the first quarter of 2004. Declines in residential and commercial sales of 3.2 percent and 6.6 percent, respectively, principally reflecting the milder weather, were offset by an increase in industrial sales of 7.0 percent. As a result of higher sales for resale and transportation volumes, total dekatherm sales of natural gas in the first quarter of 2005 were up 8.3 percent. At March 31, 2005, the Company was serving approximately 1.2 million natural gas customers in South Carolina, North Carolina and Georgia, up 2.8 percent from the same time last year.

 "Our first quarter results represent a solid start to the year and keep us on track to reach our 2005 targeted earnings of $2.65 - $2.85 per share," said Marsh. "We will continue to focus our efforts on achieving the highest operating and customer service standards while providing a competitive total return to our shareholders."

RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA's principal subsidiary, reported earnings in the first quarter of 2005 of $52 million, or 46 cents per share, down from $54 million, or 49 cents per share, in the same quarter last year. That decline was due mainly to lower sales of electricity due to milder weather, and to higher expenses. At March 31, 2005, SCE&G was serving approximately 590,000 electric customers and 286,000 natural gas customers, representing increases of 2.8 percent and 2.3 percent, respectively, from the same date last year.

Construction of the back-up dam at Lake Murray, which was required to comply with new earthquake safety standards mandated by the Federal Energy Regulatory Commission, is nearing completion. The $275 million (excluding allowance for funds used during construction) project is on budget and scheduled for completion this spring.

PSNC Energy

PSNC Energy, SCANA's retail natural gas subsidiary headquartered in Gastonia, North Carolina, reported earnings of $24 million, or 21 cents per share, in the first quarter of 2005, compared to $23 million, or 20 cents per share, in the first quarter of 2004. The improvement was due primarily to a higher sales margin driven by customer growth. At March 31, 2005, PSNC Energy was serving approximately 414,000 natural gas customers, an increase of 4.1 percent from the same date last year.

South Carolina Pipeline Corporation

South Carolina Pipeline Corporation, SCANA's intrastate natural gas transmission subsidiary, reported earnings in the first quarter of 2005 of $4 million, or 3 cents per share, compared to earnings of $3 million, or 3 cents per share, in the first quarter of 2004. Improved margins from higher transportation volumes were largely offset by increased expenses.

SCANA Energy - Georgia

SCANA Energy, the Company's retail natural gas marketing business in Georgia, reported earnings of $22 million, or 20 cents per share, in the first quarter of 2005, compared to $21 million, or 19 cents per share, in the first quarter of 2004. An improved sales margin resulting from customer growth and favorable market conditions more than offset higher operating and customer service expenses. At March 31, 2005, SCANA Energy was serving more than 470,000 customers, maintaining its position as the number two marketer in Georgia.

Corporate and Other

SCANA's other businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing, SCG Pipeline, SCANA Services and the holding company, collectively recorded a loss of $1 million, or 1 cent per share, compared to breakeven results in the first quarter of 2004. Higher interest expense caused by an increase in interest rates on short-term debt contributed to that decline.

RETAIL NATURAL GAS RATE FILING IN SOUTH CAROLINA

On April 26, 2005, SCE&G filed an application with the Public Service Commission of South Carolina requesting a 7.09 percent increase in retail natural gas base rates. If approved, the new rates would produce approximately $28 million in additional annual revenues based on an adjusted test year ended December 31, 2004. SCE&G's last natural gas base rate increase was in 1989. If approved, the new rates would go into effect in November 2005.

2005 OUTLOOK

The Company reaffirms its previous guidance that 2005 earnings are expected to be in the range of $2.65 - $2.85 per share. The 2005 guidance assumes normal weather in the Company's electric and natural gas service areas over the rest of the year. Other factors that may impact future earnings are discussed in the Company's Securities and Exchange Commission filings. The Company's goal is to achieve average annual earnings growth of 4-6 percent over the next 3-5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-800-901-5248 (US/Canada) and 1-617-786-4512 (International). The pass code is 55290548. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through May 13, 2005. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The pass code for the telephone replay is 11595579.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company's web site at www.scana.com. Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast will also be available on the Company's web site approximately 2 hours after conclusion of the call through May 13, 2005.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. Information about SCANA and its businesses is available on the Company's web site at www.scana.com.


SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and non-utility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

                                      # # #











FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)

                                                        Three Months Ended
                                                               March 31,
                                                            2005         2004
Operating Revenues:
   Electric                                                 $415         $380
   Gas-Regulated                                             460          426
   Gas-Non-regulated                                         391          330
                                                             ---          ---
      Total Operating Revenues                             1,266        1,136
                                                           -----        -----

Operating Expenses:
   Fuel used in electric generation                          128           95
   Purchased power                                             7           13
   Gas purchased for resale                                  661          577
   Other operation and maintenance                           158          155
   Depreciation and amortization (1)                         245           63
   Other taxes                                                39           39
                                                              --           --
      Total Operating Expenses (1)                         1,238          942
                                                           -----          ---

Operating Income (1)                                          28          194
                                                              --          ---

Other Income, Net                                             13           13
Interest Charges, Net                                       (54)         (50)
Income Tax (Expense) Benefit (1)                             179         (55)
Earnings (Losses) from Equity Method Investments (1)        (63)            1
Preferred Stock Cash Dividends of SCE&G                                   (2)
                                                                          ---
                                                       (2)

Net Income                                                  $101         $101
                                                            ----         ----

Common Stock Data:
   Wtg. Avg. Common Shares Outstanding                     112.9        110.9
   Basic and Diluted Reported Earnings Per Share            $.89         $.91


Note (1): In January 2005, the Public Service Commission of South Carolina approved an accounting method which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are earned, which is anticipated to be through 2007. While these entries resulted in a reduction in operating income for the 3 months ended March 31, 2005, there was no impact on net income as shown in the Income Statement Impact table below.

Income Statement Impact:                                         Balance Sheet Impact:

Synthetic fuel tax credits recognized            $144            Dam costs incurred through 1/1/05, incl. AFC         $263
Partnership losses recognized                      (63)          Dam costs incurred for quarter ended 3/31/05             11
Tax benefit of depreciation and                                  Carrying costs capitalized                                3
partnership losses                                 89            Accelerated depreciation recognized                  (170)
                                                                                                                      -----
Accelerated depreciation recognized              (170)              Unrecovered Dam Costs at 3/31/05                  $107
                                                 -----                                                                ----
    Impact to Net Income                         $ 0_
                                                 ----






Condensed Consolidated Balance Sheets
(Millions)  (Unaudited)
                                                   March 31,     December 31,
                                                       2005            2004
                                                       ----            ----
ASSETS
Utility Plant, Net                                       $6,604       $6,762
Other Property and Investments                              216           216
Current Assets                                            1,283         1,149
Deferred Debits                                             838           869
                                                   -----    ---  -----    ---
      Total Assets                                       $8,941       $8,996
                                                          -----        -----

CAPITALIZATION AND LIABILITIES
Capitalization:
   Common Equity                                         $2,541       $2,451
    Preferred Stock                                         115           115
    Long-term Debt, Net                                   3,373        3,186
                                                   --     -----  -     -----
      Total Capitalization                                6,029        5,752
                                                   --     -----  -     -----
Current Liabilities:
   Short-Term Borrowings                                    185           211
   Current Portion of Long-Term Debt                        204           204
   Other Current Liabilities                                573           775
                                                            ---  ----     ---
      Total Current Liabilities                             962        1,190
                                                            ---  -     -----
Deferred Credits                                          1,950        2,054
                                                          -----  -     -----
      Total Capitalization and Liabilities               $8,941       $8,996
                                                          -----        -----


Reported Earnings (Loss) per Share by Company (GAAP Basis):
(unaudited)
                                                 Three Months Ended March 31,
                                                      2005        2004
                                                      ----        ----
SC Electric & Gas                                      $.46      $.49
PSNC Energy                                           .21         .20
SC Pipeline                                           .03         .03
SCANA Energy-Georgia                                  .20         .19
Corporate and Other                                  (.01)        .00
                                                     -----        ---
  Basic and Diluted Reported Earnings per Share        $.89       $.91
                                                       ----       ----


Variances in Reported (GAAP) Earnings (Loss) per Share (2):
(unaudited)
                                                               Three Months Ended March 31,
2004 Basic and Diluted Reported (GAAP) Earnings Per Share                      $.91

Variances:
    Electric Margin                                                            .05
    Gas Margin                                                                 .06
    O&M Expense                                                               (.02)
    Depreciation Expense                                                             (.07)
    Interest Expense (net of AFC)                                             (.02)
    Dilution                                                                  (.02)
                                                                              -----

Variance in Basic and Diluted Reported (GAAP) Earnings per Share              (.02)

2005 Basic and Diluted Reported (GAAP) Earnings Per Share                      $.89

Note (2): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the Condensed Consolidated Statements of Income.




Consolidated Operating Statistics

                                             Three Months Ended March 31,
                                                2005        2004  % Change
Electric Operations:

Sales (Million KWH):
   Residential                                 1,795       1,832      (2.0)
   Commercial                                  1,548       1,547       0.1
   Industrial                                  1,604       1,627      (1.4)
   Other                                         120         124      (3.2)
                                                 ---         ---
      Total Retail                             5,067       5,130      (1.2)
   Wholesale                                     836         914      (8.5)
                                         ---     ---         ---
      Total Sales                              5,903       6,044      (2.3)
                                               -----       -----

Customers
(Period-End, Thousands)                          590         574       2.8


Natural Gas Operations:

                                              Three Months Ended March 31,
                                                2005        2004  % Change
Sales (Thousand Dekatherms):
   Residential                                32,670      33,761       (3.2)
   Commercial                                 14,903      15,962       (6.6)
   Industrial                                 31,016      28,985        7.0
                                              ------      ------
      Sales to Ultimate Consumers             78,589      78,708         (.2)
   Sales for Resale                            5,180       2,337      121.7
   Transportation Volumes                     20,482      15,228       34.5
                                              ------      ------
      Total Sales                            104,251      96,273        8.3
                                             -------      ------

Customers
(Period-End, Thousands)                        1,184       1,152        2.8


Weather Data - Electric Service Territory:

                                        Three Months Ended March 31,
                              Actual Percent Change
                                         2005       vs 2004       vs Normal
  Heating Degree Days                   1,205         (11.6)           5.4
  Cooling Degree Days                      19         (43.3)        (51.8)







Security Credit Ratings (as of 04/29/05):

                                  Standard & Poor's       Moody's       Fitch

SCANA Corporation:
   Corporate / Issuer Rating                A-               A3           -
   Senior Unsecured                        BBB+              A3           A-
   Outlook                                Stable          Negative      Stable

South Carolina
Electric & Gas Company:
   Corporate / Issuer Rating                A-               A2           -
   Senior Secured                           A-               A1           A+
   Senior Unsecured                        BBB+              A2           A
   Commercial Paper                         A-2             P-1           F1
   Outlook                                Stable          Negative      Stable

PSNC Energy:
   Senior Unsecured                         A-               A2           NR
   Commercial Paper                         A-2             P-1           NR
   Outlook                                Stable           Stable         NR

NR = Not Rated